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Exhibit 99.1 Resignation Letter

                                     [LOGO]


September 15, 2006

Ross Seibert, CEO
Miracor Diagnostics, Inc.
9191 Towne Centre Drive
Suite 400
San Diego, California 92122

Dear Ross:

         Subject: Retirement from the Board of Directors

         Consistent with the discussion at the September 11, 2006 Board Meeting, I would like to formally submit my resignation and retirement from the Board, to be effective immediately.

         This is not an easy step for me as I have been committed to the organization for some 12 years and have enjoyed the association. However, I have to recognize that the time has come. I will be 74 years old next month and am moving into an era of my life when other needs and endeavors require more time and attention. For the past number of years I have been on four company boards and have or am in the process of retiring from each.

         It is my judgment that the current operational emphasis and strategies are appropriate to the market conditions that exist. I also believe that the remaining directors are very capable, experienced and will continue to provide excellent leadership. I also have great respect for you and other members of management. You have my best wishes.

         As a significant shareholder I will maintain my keen interest in the company and will be available for any assistance that I might be able to provide.

With kind regards,

//signed//
Don L. Arwine

Cc: Howard Salmon, Chairman
      Robert Meshel, Corporate Counsel